EXHIBIT 2

AMENDMENT TO RIGHTS AGREEMENT

This Third Amendment (the “Amendment”), dated as of December 10, 2003, to the Rights Agreement (the “Rights Agreement”), dated as of September 16, 1997, between Tarantella, Inc. (formerly The Santa Cruz Operation, Inc.), a California corporation (the “Company”), and Equiserve L.P. (aka Equiserve Trust Company, N.A.) (the “Rights Agent”), is being executed at the direction of the Company. Capitalized terms used without definition in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company (i) has entered into a Purchase Agreement (the “September Purchase Agreement”), dated September 29, 2003, with Special Situations Technology Fund, L.P. and Special Situations Technology Fund II, L.P. (together “Special Situations”) among others, pursuant to which, among other things, Special Situations purchased 1,462,500 shares of the Company’s Common Stock and warrants (the “September Warrants”) to purchase an additional 1,462,500 shares of the Company’s Common Stock and (ii) intends to enter into a Purchase Agreement (the “New Purchase Agreement”), dated on or around December 10, 2003, with Special Situations among others pursuant to which, among other things, Special Situations will purchase 2,000,000 shares of the Company’s Common Stock and warrants (the “New Warrants”) to purchase an additional 400,000 shares of the Company’s Common Stock;

WHEREAS, in connection with the transactions contemplated by the New Purchase Agreement, the Company has agreed to amend and restate the September Warrants to remove the restrictions on exercise contained in Section 17 thereof;

WHEREAS, on December 9, 2003, the Board of Directors of the Company resolved to amend the Rights Agreement as set forth herein; and

WHEREAS, Section 27 of the Rights Agreement permits the Company from time to time to supplement and amend the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1:

“Notwithstanding anything in this Agreement to the contrary, neither Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. nor any of their respective Affiliates or Associates (together “Special Situations”) shall be deemed an Acquiring Person and none of the Acquisition Date, Distribution Date, Section 11(a)(ii) Trigger Date, Section 13(a) Event, Shares Acquisition Date and Triggering Event shall be deemed to occur, in each such case with respect to Special Situations as an Acquiring Person, unless Special Situations shall become the Beneficial Owner of 30% or more of the Common Shares then outstanding; provided however that all shares of Common Stock issued or issuable to Special Situations (i) upon the exercise in accordance with their respective terms of (A) any warrants (as such warrants may be amended, modified or supplemented from time to time, the “September Warrants”) acquired by Special Situations pursuant to that certain Purchase Agreement, dated September 29, 2003, by and among the Company and Special Situations among others or (B) any warrants (as such warrants may be amended, modified or supplemented from time to time, the “New Warrants”) acquired by Special Situations pursuant to that certain Purchase Agreement, dated on or around December 10, 2003, by and between the Company and Special Situations, or (ii) in part or full satisfaction of Special Situations’ right to exercise such September Warrants and New Warrants shall be excluded in determining the number of shares of Common Shares Beneficially Owned by Special Situations or as to which Special Situations may be deemed to be the Beneficial Owner.”

2. Exhibit C of the Rights Agreement is hereby amended to include the following paragraph:

“Notwithstanding anything to the contrary, neither Special Situations Technology Fund, L.P., Special Situations Technology Fund II, L.P. nor any of their respective Affiliates or Associates (together “Special Situations”) shall be deemed an Acquiring Person and none of the events described in the sections entitled “Distribution Date,” “Flip-In,” “Flip-Over,” “Exchange Provision” and “Redemption of Rights” shall occur, in each such case with respect to Special Situations as an Acquiring Person, unless Special Situations shall become the Beneficial Owner of 30% or more of the Common Shares then outstanding; provided however that all shares of Common Stock issued or issuable to Special Situations (i) upon the exercise in accordance with their respective terms of (A) any warrants (as such warrants may be amended, modified or supplemented from time to time, the “September Warrants”) acquired by Special Situations pursuant to that certain Purchase Agreement, dated September 29, 2003, by and among the Company and Special Situations among others or (B) any warrants (as such warrants may be amended, modified or supplemented from time to time, the “New Warrants”) acquired by Special Situations pursuant to that certain Purchase Agreement, dated on or around December 10, 2003, by and between the Company and Special Situations, or (ii) in part or full satisfaction of Special Situations’ right to exercise such September Warrants and New Warrants shall be excluded in determining the number of shares of Common Shares Beneficially Owned by Special Situations or as to which Special Situations may be deemed to be the Beneficial Owner.”

3. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Purchase Agreement. Except as amended hereby, the Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

4. This Amendment shall be deemed a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

TARANTELLA, INC.		EQUISERVE TRUST COMPANY, NA as Rights Agent

By:	/s/ Randall Bresee	By:	/s/ Carol Mulvey-Eori

Name:	Randall Bresee	Name:	Carol Mulvey-Eori
Title:	Sr. VP, Secretary	Title:	Managing Director